Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”) made effective as of March 27, 2008 (the “Effective Date”), by and between NCI Building Systems, Inc., a Delaware corporation with its principal office in the State of Texas (the “Company”), and Frances P. Hawes (the “Employee”).

WITNESSETH:

WHEREAS, the Employee has served as an employee and executive officer of the Company, including as its Executive Vice President, Chief Financial Officer and Treasurer, since February 14, 2005; and

WHEREAS, the Employee desires to resign as an executive officer of the Company and all of its subsidiaries and related entities, including the position of Executive Vice President, Chief Financial Officer and Treasurer, but shall remain as an employee of the Company as provided herein; and

WHEREAS, the Company desires that the Employee remain, and the Employee has agreed to remain as a employee of the Company until March 31, 2009; and

WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Resignation from Officer/Director Positions. The Employee agrees to remain employed in her current position in a full-time capacity through the dates specified herein. Effective as of midnight on March 31, 2008, the Employee agrees to hereby resign each of her officer positions with the Company and any of its subsidiaries, and the Employee further agrees to resign each of her director positions with any of the Company’s subsidiaries effective as of such date and time. The Employee shall remain employed in her position as Executive Vice President, Chief Financial Officer and Treasurer through the Transition Date, and shall resign from such position on that date. “Transition Date,” as used herein, shall mean March 31, 2008.

2. Separation from Employment. Following the Transition Date, the Employee hereby agrees to continue to act in an employee capacity on behalf of the Company during the Advisory Period (as defined below). The Employee agrees to perform such services as shall be requested by the Company and agreed to by the Employee as are mutually agreeable to the Employee and the Company. The Employee may elect to accept such assignments offered to her at her own volition and without any risk of being in breach of this Agreement in the event that she declines an offered assignment. Services required of the Employee may include, but are not limited to, the following:

a. Provide such services as are reasonably necessary to assist the Company in a transition of the Employee’s responsibilities as an executive officer of the Company and its subsidiaries to any successor to such responsibilities,

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b. Assist the Company and the Chief Executive Officer in the area of corporate development during the Advisory Period (as defined below),

c. Respond to the best of her knowledge and belief to any questions posed by or on behalf of the Company regarding any litigation in which the Company or any affiliate is then or may become involved, and

d. Perform such other services for the Company and its affiliates as shall be reasonably requested by the Chief Executive Officer of the Company.

The “Advisory Period” shall be the period from the Transition Date through March 31, 2009 (the “Termination Date”). Unless earlier terminated pursuant to Section 4, the Employee’s employment relationship with the Company shall terminate as of the Termination Date.

3. Salary and Benefits. Except as otherwise set forth in this Section 3 or in Section 4, the Employee shall be entitled to the consideration set forth below during the period beginning on the Effective Date and ending on the Termination Date.

a. Salary Prior to the Transition Date. From the Effective Date through the Transition Date, the Employee shall continue to receive the Employee’s base salary (on an annualized basis) in effect as of the Effective Date, payable in accordance with the Company’s regular payroll practices.

b. Compensation during the Advisory Period. From March 31, 2008 through March 31, 2009, the Employee shall receive a salary of $83,000 (being 3/12’s of the Employee’s current base salary on an annualized basis in effect as of the Effective Date) for services as an employee of the Company during the Advisory Period. Thereafter, any and all such future assignments and consulting services following the Advisory Period shall be subject to the negotiation of a mutually agreeable hourly rate between the Parties.

c. Bonus. For FY2008, the Employee shall be eligible to participate under the currently existing NCI Building Systems, Inc. Bonus Program, as amended and restated from time to time (the “Bonus Plan”) or, if the Bonus Plan is amended, replaced or superseded, under any amended, replacement or successor bonus program adopted for senior executives of the Company and its Affiliates. The Employee’s bonus for FY2008 shall be limited on a pro rata basis (5/12’s) from October 29, 2007 through the Transition Date based upon her salary in effect as of the Effective Date, subject to the express approval of the senior management and Board of Directors of the Company, in their sole discretion. The Employee understands that the Bonus Plan may be amended, replaced, superseded or terminated at any time and from time to time by the Board of Directors in its sole discretion.

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d. Restricted Stock. The Employee shall be eligible for awards of restricted stock of the Company (“Restricted Stock Awards”) pursuant to the Company’s 2003 Long-Term Stock Incentive Plan, as amended from time to time (as amended, the “2003 Plan”) through the Transition Date at the executive level in effect for Employee on the Effective Date. The Employee shall not be eligible for any restricted stock awards after the Transition Date. Any such Restricted Stock Awards granted to the Employee prior to December 31, 2007, will vest in strict accordance with the terms of the respective Restricted Stock Award agreements.

e. Options. For purposes of determining the exercisability and term of stock options granted to the Employee prior to the Effective Date, the terms and provisions of the Stock Option Award Agreement and 2003 Plan shall govern.

f. Welfare Benefits. From the Effective Date through the Transition Date, the Employee and her spouse shall remain eligible to participate in the group health and medical benefit programs that are generally made available to active employees of the Company at the applicable active employee premium rate. From and after the Transition Date, the Employee and all eligible dependents shall remain eligible to participate in the group health and medical benefit programs made available to active employees of the Company; provided, however, that nothing in this Agreement shall be deemed to waive any rights that the Employee and/or other covered individuals may have under the Consolidated Ominbus Budget Reconciliation Act of 1985 (“COBRA”).

g. Other Benefits. From the Effective Date through the Transition Date, the Employee shall continue to participate in the Company’s employee benefit plans and programs and perquisites on the same terms and conditions applicable to executive management employees on the Effective Date. Any potential payment to the Employee of her benefits under the Company’s Deferred Compensation Plan shall be governed by the terms of such plan. During the period from the Transition Date through the Termination Date, the Employee shall remain eligible to continue to participate in the Company’s employee benefit plans and programs and perquisites on such terms and conditions applicable to adjusted salary level for the Employee during the Advisory Period. The Employee shall be eligible for payment of vacation and sick day accruals, if any, through the Termination Date (accrued at 50%), payable as soon as practicable after that date in accordance with the Company’s practices and policies.

h. Reimbursement of Expenses. The Company will reimburse the Employee for reasonable travel and other business expenses incurred by her in the fulfillment of her duties hereunder upon presentation by the Employee of an itemized account of such expenditures, in accordance with Company practices and policies.

4. Release of Claims by the Employee. In exchange for the consideration offered to the Employee under this Agreement, the Employee, on her behalf and on behalf of her heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest, hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, the Company, its subsidiaries and each of the their directors, officers, employees, representatives, stockholders,

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predecessors, successors, assigns, agents, attorneys, divisions, subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such stockholders, predecessors, successors, assigns, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees” and each a “Releasee”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, that the Employee now has, owns, or holds, or claims to have, own, or hold, or which the Employee at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date that the Employee signs this Agreement, including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving the Employee and/or any Releasee, (ii) breach of any express or implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to laws of the United States or any other jurisdiction applicable to the Employee’s actions on behalf of the Company or any of its subsidiaries or affiliates, and (iii) any other matter; provided, however, that nothing contained herein shall operate to release any obligations of the Company or its successors or assigns arising under this Agreement. Notwithstanding anything in this Agreement to the contrary, it is the express intention of the Employee and the Company that this Agreement shall not act as a release or waiver of (1) any rights of defense or indemnification which would be otherwise afforded to the Employee under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries or under that certain Indemnification Agreement by and between the Company and the Employee, dated February 14, 2005; (2) any rights of defense or indemnification which would be otherwise afforded to the Employee under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries; (3) any rights of the Employee to benefits accrued under any Company employee benefit plans, including but not limited to the NCI 401(k) Profit Sharing Plan, the NCI Building Systems, Inc. Deferred Compensation Plan (as amended), applicable health, medical and welfare benefit programs, and the like; (4) any rights under this Agreement; and (5) such other rights or claims as may arise after the date of this Agreement. The Employee acknowledges that she has had at least 21 calendar days after this Agreement was presented to her to consider whether to sign this Agreement. The Employee has until the date that is seven (7) days after the date this Agreement is executed by her to revoke the release set forth in this Section 4, after which this Section 4 shall become irrevocable, provided, however, that if the Employee so revokes this Section 4, the Company shall have no obligation to provide to the Employee the payments specified in Section 3(b) hereof.

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5. Stock Trading and Company Policies. During the period beginning on the Effective Date and ending two (2) business days after the Company first issues an earnings release following the date as of which the Employee is no longer serving as a director or executive officer of the Company or any of its related entities, the Employee agrees to comply with all of the Company’s policies with respect to trading in the Company’s securities to the same extent as such policies are applicable to executive officers of the Company including, without limitation, “blackout” periods restricting or prohibiting trading in the Company’s securities, whether regularly scheduled or imposed under special circumstances, and any “lockup” requested by any underwriter with respect to an offering of the Company’s securities and, during the Advisory Period, the Employee agrees to comply with the foregoing to the extent that she is in possession of material non-public information relating to the Company.

6. Non-Alienation. The Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts due or payable under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as the Employee lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Upon the death of the Employee, her surviving spouse, if any, shall have the right to enforce the provisions hereof.

7. Assumption by Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place and (a) if such successor does not expressly assume and agree to perform this Agreement, or if such assumption does not occur by operation of law and, to the extent applicable, (b) if such transaction satisfies the requirements to avoid the imposition of an excise tax under the provisions of Section 409A of the Internal Revenue Code and related regulations and Treasury pronouncements (“Section 409A”) or such payment restrictions are otherwise inapplicable, then the Company shall be obligated to make a cash payment to the Employee, immediately following such succession (or, if later, the first date at which payment can be made without incurring an excise tax under Section 409A), equal to the aggregate value of (i) the salary otherwise payable pursuant to Sections 3(a) and (b) for the remainder of the term of this Agreement, without reduction for early payout, and (ii) a sum equivalent to the number of months remaining under the term of the Agreement, multiplied by the most recent applicable rate charged to terminated employees for continuation of comparable health insurance coverage (COBRA coverage), with no offset for the Employee’s portion of the premium.

8. Non-Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by the Employee as a result of employment by another employer or by deferred compensation or retirement benefits received by the Employee.

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9. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

10. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

11. Notices. For purposes of this Agreement, all notices or other communications hereunder shall be in writing and shall be given in person and/or by United States Certified Mail, return receipt requested, postage prepaid (with evidence of receipt by the party to whom the notice is given), addressed as follows:

To the Company:

NCI Building Systems, Inc.

10943 North Sam Houston Parkway West

Houston, Texas 77064

Attention: General Counsel

To the Employee:

Frances P. Hawes

11309 Iris Lee Lane

Houston, Texas 77024

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

12. Source of Payments. All cash payments provided in this Agreement will be paid from the general funds of the Company. The Employee’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and the Employee will have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind between the Company and the Employee or any other person.

13. Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

14. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

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15. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

16. Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

17. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Texas.

18. Alternative Dispute Resolution. If a dispute arises out of or related to this Agreement, and if the dispute cannot be settled through direct discussions, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation. The Employee and the Company hereby agree to endeavor to settle the dispute in an amicable manner by participating in non-binding mediation held in Houston, Texas before a mediator jointly selected by the parties, before either party seeks recourse in any other proceeding or forum. This mediation shall be conducted pursuant to the Rules and Procedures of the American Arbitration Association for the resolution of employment disputes, or as otherwise stipulated by the parties. The parties agree to make a good faith attempt to resolve the dispute through mediation within thirty (30) days after the written demand for mediation is received by the non-aggrieved party. The Company shall pay all costs of such mediation, exclusive of the Employee’s legal fees.

19. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements between the parties concerning the subject hereof. Nothing in this Agreement shall affect the Employee’s right to benefits under the terms of any employee benefit plan of the Company in which the Employee has participated or may participate.

20. Section 409A. This Agreement is intended to comply with Section 409A and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. It is the intent of the parties hereto that the provisions of this Agreement avoid the imposition of the excise tax under Section 409A; therefore, the Company, in its discretion, may amend this Agreement to the extent necessary to avoid or minimize the excise tax under Section 409A and no action taken to comply with Section 409A shall be deemed to adversely affect the Employee’s rights under this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, effective as of the Effective Date.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Norman C. Chambers
Norman C. Chambers
Chairman, President & Chief Executive Officer

		Witness	/s/ Todd R. Moore
Todd R. Moore
EMPLOYEE

/s/ Frances P. Hawes
Frances P. Hawes

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